Exhibit 99

PFSweb Appoints Peter Stein to Board of Directors

Experienced Executive Brings Strong Technology Consulting and M&A Expertise to Board

ALLEN, Texas – January 4, 2016 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce service provider, has appointed Peter Stein to its board of directors effective January 1, 2016. His appointment expands the board to seven members, with six serving independently.

Stein currently serves as executive-in-residence at Lerer Hippeau Ventures, a seed-stage technology venture capital firm. He previously served in a number of senior management positions at Razorfish, a global interactive marketing agency, lastly as CEO of global operations. At Razorfish, Stein expanded the company’s global capabilities and led its M&A efforts, including the acquisition and integration of Crown Partners, a leader in the eCommerce consulting industry.

“Peter has an impressive record in building and leading dynamic organizations on a global scale,” said Mike Willoughby, CEO of PFSweb. “Peter will be a valuable asset to PFSweb, especially as we look to expand our global capabilities and address clients in new geographic markets. His experience in eCommerce consulting will also provide valuable insight for our newly launched strategic commerce consulting practice.”

Prior to Razorfish, Stein held various leadership positions for technology and consulting companies, including partner at Scient, managing partner at iXL, director of client services at NetResponse, and a consultant for marketing and technology at KPMG. He received a B.S. degree in Marketing from Lehigh University.

Stein commented: “PFSweb continues to execute on its business strategy and offers clients premium commerce solutions to help them meet their business objectives. In addition to my board duties and responsibilities, I plan to utilize my prior experience in technology and consulting to provide strategic input for PFSweb’s new commerce consulting practice and help expedite growth in its technology services overseas.”

About PFSweb, Inc.

PFSweb (NASDAQ: PFSW) is a global commerce service provider of solutions including digital strategy consulting, digital agency and marketing services, technology development services, business process outsourcing services and a complete omni-channel technology ecosystem. The company provides these solutions and services to major brand names and other companies seeking to optimize every customer experience and enhance their traditional and online business channels. PFSweb supports organizations across various industries, including Procter & Gamble, L’Oreal, LEGO, Columbia Sportswear, ASICS, Roots Canada Ltd., PANDORA, Diageo, BCBGMAXAZRIA, ROKA Sports, T.J. Maxx, the United States Mint, and many more. PFSweb is headquartered in Allen, TX with additional locations in Tennessee, Mississippi, Minnesota, Washington, New York, Ohio, North Carolina, Canada, Belgium, London, Munich and India. For more information, please visit www.pfsweb.com or download the free PFSweb IR App on your iPhone, iPad or Android device.

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